UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 19, 2006
                                                          -------------

                                 SyntheMed, Inc.
                                 ---------------
             (Exact name of Registrant as Specified in its Charter)


           Delaware                 0-20580            14-1745197
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(State or Other Jurisdiction    (Commission file     (IRS Employer
      of Incorporation)              Number)       Identification No.)


200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey     08830
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         (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: 732-404-1117

                   PO Box 219, Little Silver, New Jersey 07739
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             (Former name or address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

Effective June 19, 2006, we amended and restated the employment agreements and entered into change of control agreements with our executive officers, Mr. Robert Hickey and Dr. Eli Pines. Mr. Hickey serves as our President, CEO and CFO and as a member of our Board of Directors, and Dr. Pines serves as our Vice President and Chief Scientific Officer. The initial term of Mr. Hickey's prior employment agreement expired at the end of May 2006. As previously disclosed, in March 2006 we entered into a new employment agreement with Dr. Pines when the initial term of his prior employment agreement expired. The new changes to Dr. Pines' employment agreement largely conform to changes made to Mr. Hickey's new agreement.

Employment Agreements

The amended and restated employment agreements have an initial term of three years from the date of the expiration of the initial term of the prior agreements, May 29, 2006 for Mr. Hickey and March 1, 2006 for Dr. Pines. The agreements are subject to automatic renewal thereafter for one-year periods unless earlier terminated. Mr. Hickey is entitled to an annual base salary of $291,052 and Dr. Pines is entitled to an annual base salary of $214,250, subject to annual cost of living increases and such bonuses and stock options as the Board of Directors shall determine. The executives have the right to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, including medical and savings and retirement plans, and receive the benefits and perquisites generally provided to employees of the same level and responsibility. Each executive is entitled to agreed upon vacation. We are required to obtain life insurance coverage on the life and for the benefit of Mr. Hickey in an amount equal to a multiple of his base salary then in effect.

Under certain circumstances, we may become obligated to pay severance to the executives under the employment agreements. These circumstances include (i) our failure to renew the agreement at the expiration of the term, (ii) our termination of executive's employment without cause and (iii) executive's resignation for "good reason" (as defined in the agreements). The severance obligation is equal to 12 months of base salary for Mr. Hickey and six months of base salary for Dr. Pines. The severance obligation also includes the cost of premiums for health insurance benefits that the executive would otherwise have been entitled to receive during such period following termination of employment. Each employment agreement contains confidentiality, ownership of intellectual property, non-compete and non-solicitation provisions.

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

Change of Control Agreements

Effective June 19, 2006, we also entered into change of control agreements with each of Mr. Hickey and Dr. Pines. The agreements are designed to help ensure that our company will have the benefit of the continued services and dedication of these executives, notwithstanding the possibility, threat or occurrence of a change of control. Under the agreements, and subject to the terms thereof, the executives will be entitled to certain payments and other benefits in the event their employment is terminated or they resign for "good reason" in connection with a "change of control" of our company, as those terms are defined in the agreements. Subject to the terms of the agreements, these benefits and payments generally include i) accelerating option vesting, (ii) extended option exercisability notwithstanding termination of employment, (iii) continued entitlement to participate in group health plans for a period of one year following termination of employment at the same cost rate charged to then-current employees and (iv) payment to the executive by our company in 12 equal monthly installments of (A) a multiple of the executive's highest base salary in effect during the one-year preceding termination of employment and (B) the greater of the previous year's annual bonus received by the executive or the executive's current year target annual bonus. For Mr. Hickey the multiple is 200% and for Dr. Pines the multiple is 150%. Severance payments under the employment agreements will reduce the severance payment obligations under the change of control agreements.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SyntheMed, Inc.

Date:  June 23, 2006                           By:    /s/ Robert P. Hickey
                                                      ----------------------
                                                      Robert P. Hickey
                                                      President, CEO and CFO





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